Exhibit 99.1
Arq Reports Third Quarter 2024 Results
Record PAC revenue and profitability driven by ongoing and sustainable improvements
Strategic GAC project at Red River remains on target for first deliveries in Q1 2025 with modular commissioning already underway; capex, timing and contracting advancing in-line with expectations
Expect to ramp Red River GAC run-rate to 25 million nameplate by end of Q1 2025; identified potential to increase GAC nameplate capacity by 10-20% with no anticipated additional capex required
GREENWOOD VILLAGE, Colo., November 7, 2024 - GlobeNewswire - Arq, Inc. (NASDAQ: ARQ) (the "Company" or "Arq"), a producer of activated carbon and other environmentally efficient carbon products for use in purification and sustainable materials, today announced its financial and operating results for the quarter ended September 30, 2024.
Financial Highlights
•Generated revenue of $34.8 million in Q3 2024, up 17% over the prior year period, driven largely by higher ASP, positive changes in product mix
•Improved gross margin to 38.6% in Q3 2024, an improvement of approximately 800 basis points vs. 30.6% in the prior year period, driven by higher revenue, continued focus on profitability over volume, and ongoing operational cost management
•Increased ASP in Q3 2024 by approximately 15% over the prior year period, reflecting the 6th consecutive quarter of double-digit YoY percentage growth in ASP
•Reported Net income of $1.6 million in Q3 2024, reflecting a significant improvement over the prior year period Net loss of $2.2 million
•Adjusted EBITDA of $5.1 million in Q3 2024 vs. Adjusted EBITDA of $0.9 million in the prior year period(1)
•Raised approximately $27 million of net equity proceeds during September 2024 in an oversubscribed confidentially marketed public offering met by strong institutional demand; increased YTD 2024 net equity raised to approximately $42 million
•Exited Q3 2024 with cash and restricted cash of $57.4 million
•Capital expenditure forecasts for full year 2024 remain at $60 - $70 million, with $20 - $25 million remaining to be spent in Q4 2024
(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to the paragraph titled “Non-GAAP Measures” for the definitions of non-GAAP financial measures and reconciliations to GAAP measures included in this press release.
Recent Business Highlights
•Modular commissioning at Red River facility underway; on target to achieve first deliveries in Q1 2025 following decision to take general contracting activities in house
•Continued strong granular activated carbon ("GAC") contracting activity, reaching approximately 60% of our 25 million pound per year nameplate capacity
•In negotiation for the remaining nameplate capacity at Red River; expect to be fully contracted by the time nameplate run-rate capacity is achieved in Q1 2025
•Identified potential to increase Red River’s 25 million pound per year nameplate capacity by 10-20% with no anticipated additional capex required; upsized production run-rate expected to be achievable by Q3 2025

“Our third-quarter results show the continued solid progress we are making across our PAC business,” said Bob Rasmus, CEO of Arq. “We posted record PAC revenues and Adjusted EBITDA yet again, surpassing forecasts and reflecting the improved strength and stability of our core operations. This performance was driven by higher average selling prices, lower costs, and increased consumables volumes year on year, which all contributed to strong gross margins and reflect the diligent and successful business improvement initiatives we have been focused on over the past 12 months. While these results and trends are great, we remain focused on further enhancements to our business and results.”
“During the third quarter, we made the strategic decision to raise equity to fund our GAC expansion, rather than take on additional debt. The net result, in addition to greater balance sheet flexibility, was accretive to EPS versus issuing debt. The raise was met with strong investor interest, resulting in an oversubscribed offering. This strengthened our financial position, enabling us to pursue further growth, including a potential second GAC line.”
“2025 is poised to be the most transformational period for Arq yet. Our Red River project is progressing well, with the expansion on budget with most recent guidance, first deliveries on track for Q1 2025, and the pace of contracting in-line with expectations. With modular commissioning underway, we’re already completing critical components of the project, allowing us to manage the process in stages and expect to achieve full run-rate capacity of 25 million pounds by the end of Q1 2025.”
Mr. Rasmus concluded, “Given the efficiency of our build and insights gained during our ongoing construction process, we have identified the potential to increase production levels by 10-20% higher than our 25 million pound targeted nameplate capacity with no anticipated additional capex required, and believe we could achieve this upsized production run-rate by Q3 2025. While our focus is firmly on the first phase of Red River, we are actively exploring the next phase of this strategic GAC investment, pending the successful ramp-up and strong market demand.”
Third Quarter 2024 Results
Revenue totaled $34.8 million for the third quarter of 2024, reflecting an increase of 17% compared to $29.8 million in the prior year period. The improvement was driven by favorable product mix, higher pricing and slightly higher consumables volumes. Average selling prices for the third quarter of 2024 were up approximately 15% compared to prior year period, marking the 6th consecutive quarter of double-digit year-over-year percentage growth in ASP.
Costs of revenue totaled $21.3 million for the third quarter of 2024, an increase of approximately 3% compared to $20.7 million in the prior year period. As a percentage of revenue, costs were approximately 61% for the third quarter of 2024, down from approximately 70% in the prior year period. The improvement was driven by ongoing operational cost management.
Gross margin improved to 38.6% for the third quarter of 2024, compared to 30.6% in the prior year period. The approximately 800 basis point increase in gross margin was driven by higher revenue as a result of our focus on profitability over volume and ongoing operational cost management.
Selling, general and administrative expenses totaled $8.1 million, compared to $8.3 million in the prior year period. The reduction of approximately $0.2 million or 3% was primarily driven by a reduction in payroll and benefits as well as legal and consulting fees as the Company incurred incremental fees related to the legacy Arq acquisition in 2023.
Research and development costs totaled $0.8 million, compared to $0.6 million in the prior year period. This increase was primarily due to the Company conducting ongoing product qualification testing in the third quarter of 2024 with potential lead-adopters as part of its ongoing GAC contracting process, which also contributed to elevated costs in the first half of 2024.
Operating income was $2.0 million for the third quarter of 2024, compared to an operating loss of $2.5 million in the prior year period. The significant improvement was mainly driven by the higher revenue and reduced cost drivers discussed above.
Net income was $1.6 million, or $0.04 per diluted share in the third quarter of 2024, compared to a net loss of $2.2 million, or ($0.07) per diluted share, in the prior year period. The significant improvement was driven by enhanced gross margins and lower SG&A costs. Notably, the significant improvement in earnings per share was achieved notwithstanding the increase in the weighted average number of common shares outstanding following approximately $27 million of net equity proceeds raised in May and September 2024 to fund Arq’s GAC strategic growth initiatives at Red River.
Adjusted EBITDA was $5.1 million for the third quarter of 2024, compared to Adjusted EBITDA of $0.9 million in the prior year period. The improvement was primarily driven by revenue growth and cost reduction factors discussed above.

See note below regarding the use of the Non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.
Capex and Balance Sheet
Capital expenditures totaled $42.2 million for the nine months ended September 30, 2024, compared to $17.0 million in the prior year. The increase versus the prior year was driven by the ongoing expansion of our Red River and Corbin facilities. Capex for 2024 remains in line with previous guidance at $60 - $70 million, with $20 - $25 million remaining to be spent in Q4 2024.
The Company raised approximately $27 million of net equity proceeds in September 2024, which combined with approximately $15 million raised via a private placement of common stock in May 2024, resulted in year-to-date net equity proceeds raised through Q3 2024 of approximately $42 million.
Cash as of September 30, 2024, including $8.7 million of restricted cash, totaled $57.4 million, compared to $37.2 million as of June 30, 2024. The increase was largely driven by the net equity proceeds raised in September 2024, offset by increased expenditures relating to Red River.
Total debt, inclusive of financing leases, as of September 30, 2024, totaled $20.0 million compared to $20.9 million as of December 31, 2023. The decrease was driven by principal payments made during the nine months ended September 30, 2024.
Conference Call and Webcast Information
Arq will host its Q3 2024 earnings conference call on November 7, 2024, at 8:30 a.m. ET. The live webcast can be accessed through the Investor Resources section of Arq's website at www.arq.com. To participate, interested parties can register at https://www.webcast-eqs.com/arq20241107. Alternatively, participants may join via phone by dialing (800) 715-9871 or (646) 307-1963 and referencing Arq or Conference ID 9011669. An investor presentation will also be available in the Investor Resources section before the call begins.
A replay of the event will be available shortly afterward through the same webcast link. For those who prefer to access the replay via phone, it will be available by dialing (877) 660-6853 or (201) 612-7415 and entering Access ID 13749544. The replay will remain accessible until November 14, 2024.

About Arq
Arq (NASDAQ: ARQ) is a diversified, environmental technology company with products that enable a cleaner and safer planet while actively reducing our environmental impact. As the only vertically integrated producer of activated carbon products in North America, we deliver a reliable domestic supply of innovative, hard-to-source, high-demand products. We apply our extensive expertise to develop groundbreaking solutions to remove harmful chemicals and pollutants from water, land and air. Learn more at: www.arq.com.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. When used in this press release, the words “can,” “will,” "may," “intends,” “expects,” "continuing," “believes,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. All statements that address activities, events or developments that the Company intends, expects or believes may occur in the future are forward-looking statements. These forward-looking statements include, but are not limited to, statements or expectations regarding: business strategy, our goals for the remainder of fiscal year 2024, expectations about future market size, penetration rates, demand and pricing for our PAC and GAC products and our ability to enter into new markets, the strategic GAC project at our Red River facility, including timing to completion and initial deliveries, contracting progress, expected capital expenditures, expected production capacity, potential future increases in expected production capacity and further facility expansion opportunities including the addition of further production lines, the benefits associated with bringing general contracting functions in-house with respect to our Red River facility, expectations surrounding our ongoing corporate transformation, the estimated costs and timing associated with potential capital improvements at our facilities, financing sources for such projects and potential production outputs thereafter, and expected market supply of GAC products and the cost savings and environmental benefits of our GAC products, and the timing and scope of future regulatory developments and the related impact of such on the demand for our products. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, timing and scope of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the U.S. government’s failure to promulgate regulations that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; competition within the industries in which we operate; our inability to commercialize our products on favorable terms; our inability to effectively and efficiently commercialize new products; changes in construction costs or availability of construction materials; our inability to effectively manage construction and startup of the GAC facility at our Red River facility or Corbin facility; our inability to obtain required financing or financing on terms that are favorable to us; our inability to ramp up our operations to effectively address recent and expected growth in our business; loss of key personnel; ongoing effects of inflation and macroeconomic uncertainty, including from the lingering effects of the pandemic and ongoing armed conflicts around the world, and such uncertainty's effect on market demand and input costs; availability of materials and equipment for our business; intellectual property infringement claims from third parties; pending litigation; other factors relating to our business strategy, goals and expectations concerning the Arq Acquisition (including future operations, future performance or results); our ability to maintain relationships with customers, suppliers and others with whom we do business and meet supply requirements, or our results of operations and business generally; risks related to diverting management's attention from our ongoing business operations; costs related to the Arq Acquisition; opportunities for additional sales of our AC products and end-market diversification; our ability to meet customer supply requirements; the rate of coal-fired power generation in the U.S.; the timing and cost of capital expenditures and the resultant impact to our liquidity and cash flows; and the other risk factors described in our filings with the SEC, including our most recent Annual Report on Form 10-K. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this press release. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise. The forward-looking statements speak only as to the date of this press release, and we disclaim any duty to update such statements unless required by law.

Source: Arq, Inc.

Investor Contact:
Anthony Nathan, Arq
Marc Silverberg, ICR
investors@arq.com

TABLE 1
Arq, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$48,662	$45,361
Receivables, net	16,590	16,192
Inventories, net	18,487	19,693
Prepaid expenses and other current assets	3,530	5,215
Total current assets	87,269	86,461
Restricted cash, long-term	8,718	8,792
Property, plant and equipment, net of accumulated depreciation of $25,146 and $19,293, respectively	139,137	94,649
Other long-term assets, net	44,841	45,600
Total Assets	$279,965	$235,502
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$20,191	$14,603
Current portion of debt obligations	2,324	2,653
Other current liabilities	7,671	5,792
Total current liabilities	30,186	23,048
Long-term debt obligations, net of current portion	17,634	18,274
Other long-term liabilities	14,029	15,780
Total Liabilities	61,849	57,102
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $0.001 per share, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock: par value of $0.001 per share, 100,000,000 shares authorized, 46,652,061 and 37,791,084 shares issued, and 42,033,915 and 33,172,938 shares outstanding at September 30, 2024 and December 31, 2023, respectively	47	38
Treasury stock, at cost: 4,618,146 and 4,618,146 shares as of September 30, 2024 and December 31, 2023, respectively	(47,692)	(47,692)
Additional paid-in capital	197,988	154,511
Retained earnings	67,773	71,543
Total Stockholders’ Equity	218,116	178,400
Total Liabilities and Stockholders’ Equity	$279,965	$235,502

TABLE 2
Arq, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2024	2023	2024	2023
Revenue	$34,774	$29,829	$81,919	$71,079

Cost of revenue, exclusive of depreciation and amortization	21,339	20,707	52,279	53,218

Operating expenses:
Selling, general and administrative	8,058	8,297	22,735	27,574
Research and development	787	639	3,341	2,145
Depreciation, amortization, depletion and accretion	2,716	2,711	6,090	7,276
Gain on sale of assets	(154)	—	(154)	(2,695)
Total operating expenses	11,407	11,647	32,012	34,300
Operating income (loss)	2,028	(2,525)	(2,372)	(16,439)
Other (expense) income:
Earnings from equity method investments	127	412	127	1,512
Interest expense	(806)	(787)	(2,426)	(2,155)
Other	268	725	931	1,510
Total other (expense) income	(411)	350	(1,368)	867
Income (loss) before income taxes	1,617	(2,175)	(3,740)	(15,572)
Income tax (expense) benefit	—	—	(30)	33
Net income (loss)	$1,617	$(2,175)	$(3,770)	$(15,539)
Income (loss) per common share:
Basic	$0.04	$(0.07)	$(0.11)	$(0.56)
Diluted	$0.04	$(0.07)	$(0.11)	$(0.56)
Weighted-average number of common shares outstanding:
Basic	36,124	31,807	34,085	27,894
Diluted	37,442	31,807	34,085	27,894

TABLE 3
Arq, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2024	2023
Cash flows from operating activities
Net loss	$(3,770)	$(15,539)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization, depletion and accretion	6,090	7,276
Stock-based compensation expense	2,185	1,810
Operating lease expense	1,518	2,061
Amortization of debt discount and debt issuance costs	450	395
Gain on sale of assets	(154)	(2,695)
Earnings from equity method investments	(127)	(1,512)
Other non-cash items, net	(113)	—
Changes in operating assets and liabilities:
Receivables and related party receivables	(399)	(359)
Prepaid expenses and other assets	1,812	3,595
Inventories, net	2,486	(811)
Other long-term assets, net	(1,366)	(3,646)
Accounts payable and accrued expenses	(2,611)	(12,033)
Other current liabilities	1,467	148
Operating lease liabilities	(1,255)	(140)
Other long-term liabilities	(945)	305
Net cash provided by (used in) operating activities	5,268	(21,145)
Cash flows from investing activities
Acquisition of property, plant, equipment, and intangible assets, net	(42,210)	(17,008)
Acquisition of mine development costs	(167)	(1,856)
Proceeds from sale of property and equipment	150	—
Distributions from equity method investees in excess of cumulative earnings	127	1,512
Cash and restricted cash acquired in business acquisition	—	2,225
Payment for disposal of Marshall Mine, LLC	—	(2,177)
Net cash used in investing activities	(42,100)	(17,304)
Cash flows from financing activities
Net proceeds from common stock issued in public offering	26,659	—
Net proceeds from common stock issued in private placement transactions	14,951	15,220
Repurchase of common stock to satisfy tax withholdings	(1,109)	(208)
Principal payments on finance lease obligations	(838)	(855)
Net proceeds from common stock issued to related party	800	1,000
Principal payments on notes payable	(404)	(341)
Net proceeds from CFG Loan, related party, net of discount and issuance costs	—	8,522
Net cash provided by financing activities	40,059	23,338
Increase (decrease) in Cash and Restricted Cash	3,227	(15,111)
Cash and Restricted Cash, beginning of period	54,153	76,432
Cash and Restricted Cash, end of period	$57,380	$61,321
Supplemental disclosure of non-cash investing and financing activities:
Change in accrued purchases for property and equipment	$8,199	$255
Purchase of property and equipment through note payable	$258	$—
Equity issued as consideration for acquisition of business	$—	$31,206
Paid-in-kind dividend on Series A Preferred Stock	$—	$157

Note on Non-GAAP Financial Measures
To supplement our financial information presented in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP"), we provide certain supplemental financial measures, including EBITDA and Adjusted EBITDA, which are measurements that are not calculated in accordance with U.S. GAAP. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA reduced by the non-cash impact of equity earnings from equity method investments and other non-cash gains, increased by cash distributions from equity method investments, other non-cash losses and non-recurring costs and fees. EBITDA and Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income (loss) in accordance with U.S. GAAP as a measure of performance. See below for a reconciliation from net income (loss), the nearest U.S. GAAP financial measure, to EBITDA and Adjusted EBITDA.
We believe that the EBITDA and Adjusted EBITDA measures are less susceptible to variances that affect our operating performance. We include these non-GAAP measures because management uses them in the evaluation of our operating performance, and believe they help to facilitate comparison of operating results between periods. We believe the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses, gains, and losses which can vary widely across different industries or among companies within the same industry and may not be indicative of core operating results and business outlook.
EBITDA and Adjusted EBITDA:
The following table reconciles net income (loss), our most directly comparable as-reported financial measure calculated in accordance with U.S. GAAP, to EBITDA (loss) and Adjusted EBITDA (loss).

TABLE 4
Arq, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA (Loss)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Net income (loss) (1)	$1,617	$(2,175)	$(3,770)	$(15,539)
Depreciation, amortization, depletion and accretion	2,716	2,711	6,090	7,276
Amortization of Upfront Customer Consideration	127	127	381	381
Interest expense, net	600	224	1,638	822
Income tax expense (benefit)	—	—	30	(33)
EBITDA (loss)	5,060	887	4,369	(7,093)
Cash distributions from equity method investees	127	412	127	1,512
Equity earnings	(127)	(412)	(127)	(1,512)
Gain on sale of assets	(154)	—	(154)	(2,695)
Financing costs	228	—	228	—
Adjusted EBITDA (loss)	$5,134	$887	$4,443	$(9,788)
(1) Included in Net loss for the three and nine months ended September 30, 2023 are zero and $4.9 million, respectively of transaction and integration costs incurred related to the Arq Acquisition. Additionally, for the three and nine months ended September 30, 2023, Net loss included $2.5 million and $4.2 million of Legacy Arq payroll and benefit costs. Further included in Net loss for the three and nine months ended September 30, 2023 is $1.3 million of severance expense related to two executive employees.